Exhibit 99.1

October 24, 2013

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE REPORTS INCREASED EARNINGS

GREENSBORO, N.C. – NewBridge Bancorp (Nasdaq: NBBC) today reported increased earnings for the quarter ended September 30, 2013 over the quarter ended September 30, 2012. Net income available to common shareholders for the third quarter of 2013 totaled $2.8 million, compared to a $33.2 million loss reported in the third quarter of 2012. Earnings per diluted common share were $0.10 compared to ($2.12) per share a year ago. For the nine-month period ended September 30, 2013, net income available to common shareholders totaled $17.7 million, compared to a loss of $32.2 million reported for the nine-month period ended September 30, 2012. Earnings per diluted common share for the nine months were $0.61 compared to ($2.06) per share reported a year ago. For the three and nine-month periods ended September 30, 2013, the Company recorded a one-time tax expense to reduce the Company’s deferred tax asset by $740,000 resulting from a reduction in North Carolina corporate tax rates; however, the nine-month period results include the reversal of a previously recorded valuation allowance against the Company’s deferred tax asset. The three and nine-month periods a year ago were affected by expense related to a plan to dispose of problem assets.

“NewBridge is now focused on growing our franchise organically and, as attractive opportunities become available, through acquisition partnerships and entry into new growth markets through the establishment of loan production offices. In 2012 we invested in resolving our asset quality issues. This has allowed the Company to apply its resources to initiatives we believe will enhance shareholder value. We have invested heavily in talented lenders with advanced credit acumen and histories of proven success and directed investments into the largest metropolitan areas in North Carolina, including Charlotte, Raleigh, the Piedmont Triad and the Greater Wilmington market. We have converted loan production offices to full-service branches with complete commercial lending teams in the hearts of the Charlotte and Raleigh financial districts. Consequently, it is a pleasure to report significant progress in our strategic growth efforts. For the period ended September 30th, loans held for investment increased $66.7 million, or 5.6%, and for the year to date increased $110.9 million, or 9.6%. In addition to robust organic loan growth, on October 1, 2013, the Company closed its acquisition of Security Savings Bank, a $212.5 million institution operating in the Greater Wilmington market. NewBridge Bank is now a $2.0 billion institution with 36 branches and a number of loan production offices throughout North Carolina. Already one of the largest community banks in the Piedmont Triad region of North Carolina, NewBridge Bank is now one of the largest community banks in the Greater Wilmington market,” said Pressley A. Ridgill, President and Chief Executive Officer of NewBridge.

Third Quarter 2013 Highlights

•	Net income available to common shareholders for the quarter ended September 30, 2013 was $2.8 million, an increase of $36.0 million compared to the same period a year ago.

>	Pre-tax net income (excluding security gains) totaled $5.4 million for the quarter, continuing an increasing trend from $4.5 million in the first quarter and $5.0 million in the second quarter of the year.

>	Net interest income increased $118,000 for the quarter but declined $1.9 million for the year.

>	Provision for credit losses totaled $33,000 for the quarter and $2.0 million for the year, a decline of 94.1% from the prior year.

>	Noninterest income increased $312,000, or 7.5%, for the quarter and $1.2 million, or 9.9%, for the year.

>	Other real estate owned (“OREO”) expense totaled $152,000 for the quarter and a gain of $285,000 for the year, compared to an expense of $15.6 million the prior year.

>	Noninterest expense (excluding OREO related expense) declined $1.8 million, or 11.2%, for the quarter and $604,000, or 1.4%, for the year.

•	Asset quality continued to improve.

>	Nonperforming assets declined $12.5 million, or 46.7%, from December 31, 2012.

>	Nonperforming assets to total assets declined to 0.79% from 1.56% at December 31, 2012.

>	Allowance for credit losses increased to 220.0% of nonperforming loans from 124.7% at December 31, 2012.

•	Core retained loans increased 15.5% on an annualized basis compared to December 31, 2012.

>	Core retained loans (loans held for investment less classified loans) increased $69.9 million for the quarter, or 23.8% annualized.

>	The Charlotte and Raleigh operations continued to provide lift to loan production.

•	Net interest margin declined 12 basis points to 3.90% for the quarter compared to the same period a year ago.

>	Noninterest-bearing deposits increased $16.2 million for the quarter and $35.2 million for the year, an annualized growth rate of 22.9% for the year.

>	Interest-bearing deposit costs declined to 0.25% for the quarter, down 10 basis points compared to the same period a year ago.

>	Loan yields declined 29 basis points to 4.52% for the quarter compared to the same period a year ago.

•	Third quarter capital levels remained high.

>	Leverage capital was 9.47% at September 30, 2013 and 9.51% at June 30, 2013.

>	Tier 1 risk-based capital was 11.82% at September 30, 2013 and 11.59% at June 30, 2013.

>	Total capital was 13.09% at September 30, 2013 and 12.87% at June 30, 2013.

•	On October 1, 2013, the Company announced completion of its acquisition of Security Savings Bank.

Net Interest Income

Net interest income increased $118,000 to $15.8 million for the quarter ending September 30, 2013 compared to the quarter ending September 30, 2012. For the nine-month period, net interest income declined $1.9 million to $46.3 million compared to the nine-month period ended September 30, 2012. The reduction for the year to date period was due primarily to compression of the net interest margin, which declined 18 basis points to 3.93% for the nine-month period compared to the prior year. For the three-month period, the net interest margin declined 12 basis points to 3.90%, but this was more than offset by an increase in average loans outstanding. Liability costs fell 10 basis points in the three month comparisons; however, earning asset yields fell 21 basis points. The Bank’s loan portfolio experienced the greatest decline. Loan yields were 4.52% for the 2013 third quarter, a reduction of 29 basis points compared to the same period a year ago, due to the sustained low interest rate environment. The net interest margin decreased 7 basis points from 3.97% in the 2013 second quarter to 3.90% for the 2013 third quarter due to a lower yield on new and renewed loans in the loan portfolio.

Noninterest Income

Noninterest income totaled $4.5 million during the third quarter, a $312,000 improvement over the prior year’s third quarter. The most recent quarter benefited from $458,000 in gains on sales of securities. The Company’s largest source of fee income is retail banking revenue, which is up 13.3% for the quarter and 10.2% for the year; however, the Company’s mortgage banking revenue has declined substantially as a large portion of our mortgage banking business consists of refinancings and was down $430,000 for the quarter. The Company’s trust and wealth management services improved 5.7% for the quarter and 7.3% for the year as the division continues to increase assets under management to $215.5 million at September 30, 2013 from $190.4 million at September 30, 2012.

Noninterest Expense & Taxes

Noninterest expense totaled $14.4 million for the third quarter and $42.0 million for the nine-month period. Compared to the prior year, noninterest expense decreased $16.5 million due primarily to lower OREO related losses and expense. Excluding the impact of OREO related expense, noninterest expense for the year to date was down $604,000. In the prior year third quarter, the Company recorded $1.9 million of one-time occupancy and other noninterest expense. Personnel expense for the quarter and year were up $539,000 and $1.6 million, respectively. The increases in personnel expense were due primarily to the hiring of commercial lenders in the Raleigh and Charlotte markets and the addition of key lending personnel in the Piedmont Triad market. In the 2013 second quarter, the Company benefited from the reversal of $6.6 million of the valuation allowance previously established against its deferred tax asset as management determined it was more likely than not that the Company would be able to fully utilize the assets associated with previous net operating losses. A key factor in the decision was the Company’s financial performance since the completion of its asset disposition plan in 2012. In addition, in the third quarter 2013, the state of North Carolina reduced its corporate income tax rates, and, as a result, the Company expensed $740,000 to adjust the value of its deferred tax assets.

Balance Sheet

Total assets increased $72.2 million for the quarter and $93.6 million for the year to $1.80 billion at September 30, 2013. Loans held for investment increased $66.7 million, or 5.6%. For the year, loans held for investment increased $110.9 million, or 9.6%. For the quarter, total deposits increased $46.5 million to $1.41 billion. Noninterest-bearing deposits increased $16.2 million, or 7.2%, for the quarter and $35.2 million, or 17.1%, for the year. Core deposits, excluding time deposits, totaled 73.5% of total deposits at September 30, 2013. Tangible common equity increased $2.3 million for the quarter and $61.0 million for the year. This change in equity was due primarily to $17.6 million of retained earnings and the addition of $56.3 million of common equity for the year from the conversion of preferred stock, which were partially offset by a $7.8 million reduction in equity from the repurchase of the TARP warrant and a $6.0 million decline in accumulated other comprehensive income for the year. The Company has decided to eliminate tax planning strategies from the calculation of the disallowed deferred tax asset used in determining the regulatory capital levels of the Company and the Bank. The Company has revised its methodology accordingly, and prior period capital percentages have been revised.

Asset Quality

In the third quarter of 2013, asset quality continued to improve. Nonperforming assets as a percentage of total assets declined to 0.79% from 1.56% at December 31, 2012. Nonperforming loans totaled $11.5 million, and OREO totaled $2.7 million at September 30, 2013. The allowance for credit losses was $25.4 million at September 30, 2013, or 220.0% of nonperforming loans, compared to $26.6 million, or 124.7%, at December 31, 2012. Total classified assets, which includes nonperforming assets and other potential problem assets, totaled $33.3 million, or 18.3% of the Bank’s total capital, at September 30, 2013. Classified assets totaled 30.5% of the Bank’s total capital at December 31, 2012.

Outlook

We anticipate continued robust loan growth in the remainder of 2013 and into 2014. We believe that the Company’s prior four quarters are indicators of our future core earnings potential. We also believe our acquisition of Security Savings Bank will increase the Company’s net income, and Security Savings former operations are anticipated to represent approximately 10% of next year’s earnings. For the remainder of 2013, the Company expects to have a more normalized tax expense. The low interest rate environment and intense competition for quality loans remain as our key challenges. Consequently, margin pressure is likely to continue. The yield on new and renewed loans has averaged 4.09% for the year to date period and is increasingly variable in nature. We intend to meet these challenges by continuing to grow the loan portfolio, remaining disciplined with our cost controls and continuing to maximize fee income opportunities. We will consider growth through acquisitions that are consistent with our disciplined strategic vision and present realistic opportunities for quality earnings enhancement.

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by GAAP, this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. Upon the closing of the Security Savings Bank acquisition, NewBridge Bank has assets of approximately $2.0 billion and 36 branches and several loan production offices throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$13,969	$14,084	$41,135	$43,587
Investment securities	3,171	3,247	9,122	10,565
Other	2	10	15	30
Total interest income	17,142	17,341	50,272	54,182
Interest expense:
Deposits	737	1,088	2,247	4,217
Borrowings from the FHLB	271	232	768	760
Other	338	343	994	1,032
Total interest expense	1,346	1,663	4,009	6,009
Net interest income	15,796	15,678	46,263	48,173
Provision for credit losses	33	28,881	2,049	34,684
Net interest income after provision for credit losses	15,763	(13,203)	44,214	13,489
Noninterest income:
Retail banking	2,614	2,308	7,592	6,888
Mortgage banking services	302	732	1,347	1,848
Wealth management services	682	645	1,932	1,800
Gain on sale of investment securities	458	3	736	3
Bank-owned life insurance	317	326	1,107	1,171
Other	124	171	671	468
Total noninterest income	4,497	4,185	13,385	12,178
Noninterest expense:
Personnel	8,052	7,513	23,387	21,800
Occupancy	1,034	2,155	3,073	4,183
Furniture and equipment	840	832	2,510	2,495
Technology and data processing	1,032	1,039	3,071	3,074
Legal and professional	603	858	2,031	2,219
FDIC insurance	444	444	1,329	1,326
Real estate acquired in settlement of loans	152	11,066	(285)	15,573
Other	2,254	3,225	6,878	7,786
Total noninterest expense	14,411	27,132	41,994	58,456
Income before income taxes	5,849	(36,150)	15,605	(32,789)
Income tax (benefit) expense	2,861	(3,700)	(3,740)	(2,771)
Net income	2,988	(32,450)	19,345	(30,018)
Dividends and accretion on preferred stock	(208)	(729)	(1,616)	(2,188)
Net income available to common shareholders	$2,780	$(33,179)	$17,729	$(32,206)
Net income per share - basic	$0.10	$(2.12)	$0.68	$(2.06)
Net income per share - diluted	$0.10	$(2.12)	$0.61	$(2.06)

FINANCIAL SUMMARY

	2013			2012
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$3,744	$5,908	$2,439	$9,464	$7,074
Loans held for investment	1,266,361	1,199,711	1,169,887	1,155,421	1,168,747
Allowance for credit losses	(25,385)	(26,395)	(26,067)	(26,630)	(35,016)
Net loans held for investment	1,240,976	1,173,316	1,143,820	1,128,791	1,133,731
Investment securities	357,537	378,011	398,382	393,815	387,376
Other earning assets	24,583	2,109	11,752	9,006	10,646
Non-earning assets	175,502	170,751	155,686	167,631	175,082
Total Assets	$1,802,342	$1,730,095	$1,712,079	$1,708,707	$1,713,909

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$241,246	$225,089	$214,642	$206,023	$184,942
Savings deposits	48,794	49,008	47,050	44,450	44,990
NOW accounts	413,268	425,129	425,307	424,720	429,792
Money market accounts	334,091	345,482	324,864	323,326	350,189
Time deposits	374,611	320,759	341,091	333,974	379,823
Total deposits	1,412,010	1,365,467	1,352,954	1,332,493	1,389,736
Total borrowings	209,474	185,074	138,774	159,774	163,974
Other liabilities	18,012	18,856	20,393	20,426	20,834
Shareholders' equity	162,846	160,698	199,958	196,014	139,365
Total Liabilities and Shareholders' Equity	$1,802,342	$1,730,095	$1,712,079	$1,708,707	$1,713,909

ASSET QUALITY DATA

(Dollars in thousands)
Total nonperforming loans	$11,537	$13,832	$19,414	$21,360	$27,694
Other real estate owned	2,695	4,508	4,781	5,355	10,465
Total nonperforming assets	$14,232	$18,340	$24,195	$26,715	$38,159

Loans identified as impaired	$9,607	$10,610	$15,772	$16,400	$22,644
Other nonperforming loans	1,930	3,222	3,642	4,960	5,050
Total nonperforming loans	11,537	13,832	19,414	21,360	27,694
Performing classified loans	19,086	20,086	23,521	26,498	46,842
Total classified loans	$30,623	$33,918	$42,935	$47,858	$74,536
Other real estate owned	2,695	4,508	4,781	5,355	10,465
Total classified assets	$33,318	$38,426	$47,716	$53,213	$85,001
Classified percentage	18.25%	20.56%	26.59%	30.53%	48.10%
Tier 1 capital (Bank) and reserves	$182,549	$186,892	$179,428	$174,320	$176,729

Net chargeoffs	1,043	709	1,542	9,595	19,096
Allowance for credit losses	25,385	26,395	26,067	26,630	35,016
Allowance for credit losses to loans held for investment	2.00%	2.20%	2.23%	2.30%	3.00%
Nonperforming loans to loans held for investment	0.91	1.15	1.66	1.85	2.37
Nonperforming assets to total assets	0.79	1.06	1.41	1.56	2.23
Nonperforming loans to total assets	0.64	0.80	1.13	1.25	1.62
Net chargeoff percentage (annualized)	0.34	0.24	0.54	3.26	6.52
Allowance for credit losses to nonperforming loans	220.03	190.83	134.27	124.67	126.44

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of September 30, 2013
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Agency*	$76,856	$-	$(3,621)	$73,235	2.08%		7.53
Agency mortgage backed securities*	34,650	1,392	-	36,042	3.79		4.74
Collateralized mortgage obligations	7,248	175	(7)	7,416	5.67		1.62
Commercial mortgage backed securities	38,597	1,256	(49)	39,804	3.32		3.54
Covered bonds	49,928	3,101	(210)	52,819	3.49		3.13
Corporate bonds*	110,771	3,685	(862)	113,594	3.98		4.61
Municipal obligations*	17,446	142	(348)	17,240	6.49	**	7.58
Federal Home Loan Bank stock	9,370	-	-	9,370
Other	7,672	759	(414)	8,017
Total	$352,538	$10,510	$(5,511)	$357,537	3.55	**	5.05

*	Includes held-to-maturity securites carried at cost with no gains or losses shown in the table above
**	Fully taxable equivalent basis

COMMON STOCK DATA

	2013			2012
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$7.29	$5.99	$5.89	$4.63	$4.84
High	9.17	6.41	6.48	4.95	5.00
Low	5.96	5.55	4.50	3.92	3.74
Book value	5.19	5.12	5.19	5.58	5.56
Tangible book value	5.10	5.02	5.09	5.38	5.35
Average shares outstanding	28,478,316	28,461,665	21,055,250	15,655,868	15,655,868
Average diluted shares outstanding	28,572,565	29,139,456	29,699,040	20,978,610	15,655,868

OTHER DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Tangible common equity	$145,311	$83,737	$145,311	$83,737
Return on average assets	0.67%	(7.53)%	1.50%	(2.32)%
Return on average equity	7.36	(75.72)	14.29	(23.80)
Net yield on earning assets	3.90	4.02	3.93	4.11
Average loans to assets	69.73	67.95	69.26	68.00
Average loans to deposits	88.21	82.25	87.55	82.79
Average noninterest-bearing deposits to total deposits	16.54	13.41	16.20	13.51
Average equity to assets	9.15	9.94	10.52	9.73
Tangible common equity as a percentage of tangible assets	8.07	4.90	8.07	4.90
Tangible common equity as a percentage of total risk weighted assets	10.51	6.28	10.51	6.28

ANALYSIS OF YIELDS AND RATES

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,226,469	$13,969	4.52%	$1,165,080	$14,084	4.81%
Investment securities	388,108	3,269	3.37%	385,750	3,340	3.46%
Other earning assets	2,213	2	0.36%	10,430	10	0.38%
Total Earning Assets	1,616,790	17,240	4.23%	1,561,260	17,434	4.44%
Non-Earning Assets	142,147			153,353
Total Assets	$1,758,937	17,240		$1,714,613	17,434

Interest-Bearing Liabilities
Deposits	$1,160,483	737	0.25%	$1,226,510	1,088	0.35%
Borrowings	187,837	609	1.29%	109,185	575	2.10%
Total Interest-Bearing Liabilities	1,348,320	1,346	0.40%	1,335,695	1,663	0.50%
Noninterest-bearing deposits	229,972			189,979
Other liabilities	19,644			18,442
Shareholders' equity	161,001			170,497
Total Liabilities and Shareholders' Equity	$1,758,937	1,346		$1,714,613	1,663
Net Interest Income		$15,894			$15,771
Net Interest Margin			3.90%			4.02%
Interest Rate Spread			3.83%			3.94%

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,192,263	$41,135	4.61%	$1,177,334	$43,587	4.95%
Investment securities	385,586	9,409	3.25%	382,365	10,846	3.78%
Other earning assets	6,807	15	0.29%	15,462	30	0.26%
Total Earning Assets	1,584,656	50,559	4.27%	1,575,161	54,463	4.62%
Non-Earning Assets	136,820			156,290
Total Assets	$1,721,476	50,559		$1,731,451	54,463

Interest-Bearing Liabilities
Deposits	$1,141,146	2,247	0.26%	$1,229,965	4,217	0.46%
Borrowings	159,230	1,762	1.48%	121,548	1,792	1.97%
Total Interest-Bearing Liabilities	1,300,376	4,009	0.41%	1,351,513	6,009	0.59%
Noninterest-bearing deposits	220,654			192,100
Other liabilities	19,420			19,372
Shareholders' equity	181,026			168,466
Total Liabilities and Shareholders' Equity	$1,721,476	4,009		$1,731,451	6,009
Net Interest Income		$46,550			$48,454
Net Interest Margin			3.93%			4.11%
Interest Rate Spread			3.86%			4.03%

RISK BASED CAPITAL PERCENTAGES

	September 30, 2013		June 30, 2013 Revised*		June 30, 2013 As Reported
	Company	Bank	Company	Bank	Company	Bank

Total Capital	13.09%	12.65%	12.87%	12.40%	13.47%	12.97%
Tier 1 Capital	11.82%	11.38%	11.59%	11.12%	12.19%	11.69%
Leverage Capital	9.47%	9.11%	9.51%	9.12%	10.01%	9.60%

*	Second quarter capital percentages were amended to eliminate tax planning strategies from the Company’s regulatory risk based capital percentages